Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2015 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on April 2, 2015, at 11:00 a.m. EDT

Financial and Operational Highlights

*
FY 2015 third quarter net income attributable to the Company increased 36.4% to $1.5 million, from $1.1 million in the prior-year period, primarily as a result of lower SG&A expenses during the quarter.

*	Enrollment by headcount decreased 13.4% over the prior-year period to 9,595 students as of February 28, 2015.

*
FY 2015 third quarter total revenue was $29.1 million, compared to $31.7 million in the prior-year period. The Company’s academic segment’s revenue was $28.8 million in the FY 2015 third quarter, compared to $31.1 million in the prior-year period.

*
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2015, which will be paid on or about April 17, 2015.

*
Balance sheet at February 28, 2015, included cash and cash equivalents and investments of $38.5 million; working capital of $35.2 million; no outstanding lending debt; and stockholders’ equity of $53.3 million, or approximately $2.12 per diluted share.

Rapid City, South Dakota, April 1, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2015 third quarter and nine months ended February 28, 2015.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We continued to focus on improving our profitability during a period of transition that is focused on improving both our enrollment and student counseling.  We saw enrollment declines across each of our degree platforms, and have accelerated methods to address this decline through leveraging NAU’s strong brand and academic expertise.  We plan to continue expanding and developing our academic programming focusing, on growth at our 37 existing locations.  We have worked diligently to ensure that prospective students understand the differentiated factors between NAU and its peers, and believe that through targeted marketing programs, a new branding campaign, and continued improvements in student outcomes we can reverse these recent trends.  In addition, we have been approved to participate in the US Department of Education’s Experimental Sites Initiative regarding the use of prior learning assessments to help students more efficiently achieve their educational goals.  Finally, we are pleased that despite these headwinds we have continued to decrease expenses, maximize free cash flow, and ultimately improve profitability.

“We have a strong balance sheet with no long-term debt and have the necessary financial and operational flexibility to carry out our goal of growing without taking unnecessary risk.  We believe that this is a critical differentiator from our competitors, as we are continually working to perfect our academic programs and improve the quality of our educational offering to students.  We believe that this will ultimately benefit NAU in both the short and long term.”

Operating Review

Enrollment Update

Total NAU student enrollment for the winter term of 2014 decreased 13.4% to 9,595 students from 11,081 during the prior winter term. Students enrolled in 83,933 credit hours compared to 95,377 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

National American University Holdings, Inc. April 1, 2015	Page 2

The following is a summary of student enrollment at February 28, 2015, and February 28, 2014, by degree level and by instructional delivery method:

	February 28, 2015 (Winter ’14-’15 Qtr)		February 28, 2014 (Winter ’13-’14 Qtr)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	98	1.0%	0	0%

Doctoral	52	0.5%	0	0%

Graduate	290	3.0%	397	3.6%

Undergraduate	9,155	95.4%	10,684	96.4%

Total	9,595	100.0%	11,081	100.0%

	February 28, 2015		February 28, 2014
	No. of Students	% of Total	No. of Students	% of Total
Online	6,212	64.7%	6,767	61.1%
On-Campus	1,849	19.3%	2,504	22.6%
Hybrid	1,534	16.0%	1,810	16.3%

Total	9,595	100.0%	11,081	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.0% of the Company’s revenues for the quarter ended February 28, 2015.

Fiscal 2015 Third Quarter Financial Results

●
Total revenues for the FY 2015 third quarter were $29.1 million, compared to $31.7 million in the same period last year. The academic segment’s total revenue was $28.8 million, compared to $31.2 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which was driven by weaker market demand among NAU’s targeted student demographic, but was partially offset by a Board of Governors-approved tuition increase of 2.5% that became effective for the winter term.

●
For the FY 2015 third quarter, educational services expense was $7.3 million, or 25.4% of the academic segment’s total revenue, compared to $7.2 million, or 23.1%, for the FY 2014 third quarter. The increase in cost of educational services as a percentage of total academic revenue was the result of fixed facility costs on lower revenues.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

●	During the FY 2015 third quarter, SG&A expenses decreased 16.1% to $17.9 million, or 61.5% of total revenues, from $21.3 million, or 67.3%, in the prior-year period.

●
Income before income taxes and non-controlling interest for the FY 2015 third quarter increased 31.5% to $2.4 million, from $1.8 million in the same period last year, primarily as a result of lower SG&A expenses.

National American University Holdings, Inc. April 1, 2015	Page 3

●
Net income attributable to the Company for the FY 2015 third quarter increased to $1.5 million, or $0.06 per diluted share based on 25.2 million shares outstanding, compared to $1.1 million, or $0.04 per diluted share based on 25.1 million shares outstanding, in the prior-year period.

●	EBITDA for the FY 2015 third quarter increased 16.8% to $4.1 million from $3.5 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Fiscal 2015 Nine Months Financial Results

●
Total revenues for the first nine months of FY 2015 were $89.0 million, compared to $95.8 million in the prior-year period. The academic segment’s total revenue was $87.7 million, compared to $94.5 million in the prior-year period, as a result of the 13.4% decrease in enrollment, which was partially offset by the previously mentioned tuition increase. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, a new branding campaign, academic advisor support, and student retention initiatives.

●
NAU’s educational services expense for the first nine months of FY 2015 was $21.5 million, or 24.6% of the academic segment’s total revenue, compared to $21.8 million, or 23.1%, in the prior-year period.

●
During the first nine months of FY 2015, SG&A expenses decreased to $53.8 million, or 60.5% of total revenues, compared to $65.1 million, or 68.0%, in the prior-year period. The decrease was driven by cost-cutting initiatives to better align expenditures with current enrollments.

●	Income before income taxes and non-controlling interest for the first nine months of FY 2015 increased to $10.4 million, from $3.5 million in the prior-year period.

●
Net income attributable to the Company during the first nine months of FY 2015 increased to $6.5 million, or $0.26 per diluted share based on 25.2 million shares outstanding, compared to $2.1 million, or $0.09 per diluted share based on 25.1 million shares outstanding, in the prior-year period.

●
The Company’s EBITDA for the first nine months of FY 2015 increased to $15.6 million, from $8.7 million in the prior-year period.  A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/28/2015	5/31/2014	% Change
Cash and Cash Equivalents/Investments	$38.5	$19.6	96.4%*
Working Capital	35.2	25.7	36.9%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	53.3	51.2	4.1%

* The increase in cash is primarily due to increased net income and the timing of funds received from student receivables, which the Company received in June and July this year versus April and May of last year.

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2014, that will be paid on or about April 17, 2015.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, April 2, 2015, at 11:00 a.m. EDT.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

National American University Holdings, Inc. April 1, 2015	Page 4
Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/about-nau/investor-relations/. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q3-2015.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business.  Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions.  These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition.  Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements.  Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed on August 8, 2014, and in its other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

National American University Holdings, Inc. April 1, 2015	Page 5

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 28, 2015 AND 2014
(In thousands except share data)
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
REVENUE:
Academic revenue	$27,053	$29,469	$81,862	$87,702
Auxiliary revenue	1,747	1,702	5,840	6,792
Rental income — apartments	283	283	876	851
Condominium sales	0	220	447	440

Total revenue	29,083	31,674	89,025	95,785

OPERATING EXPENSES:
Cost of educational services	7,327	7,234	21,537	21,835
Selling, general and administrative	17,896	21,325	53,839	65,090
Auxiliary expense	1,279	1,028	4,144	4,696
Cost of condominium sales	0	192	368	386
(Gain) loss on disposition of property	0	(3)	(1,678)	(73)

Total operating expenses	26,502	29,776	78,210	91,934

OPERATING INCOME	2,581	1,898	10,815	3,851

OTHER INCOME (EXPENSE):
Interest income	17	72	128	122
Interest expense	(220)	(168)	(671)	(567)
Other income — net	38	35	138	115

Total other expense	(165)	(61)	(405)	(330)

INCOME BEFORE INCOME TAXES	2,416	1,837	10,410	3,521

INCOME TAX EXPENSE	(938)	(710)	(3,924)	(1,397)

NET INCOME	1,478	1,127	6,486	2,124

NET LOSS (INCOME) ATTRIBUTABLE TO NON-CONTROLLING
INTEREST	(14)	(10)	(26)	26

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN
UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,464	1,117	6,460	2,150

OTHER COMPREHENSIVE INCOME (LOSS) — Unrealized gains
(losses) on investments, net of tax	2	(9)	3	(16)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL
AMERICAN UNIVERSITY HOLDINGS, INC.	$1,466	$1,108	$6,463	$2,134

Basic net earnings attributable to National American University
Holdings, Inc.	$0.06	$0.04	$0.26	$0.09
Diluted net earnings attributable to National American University
Holdings, Inc.	$0.06	$0.04	$0.26	$0.09
Basic weighted average shares outstanding	25,181,951	25,108,559	25,151,670	25,086,144
Diluted weighted average shares outstanding	25,191,074	25,114,875	25,160,601	25,088,575

National American University Holdings, Inc. April 1, 2015	Page 6

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF FEBRUARY 28, 2015 AND CONDENSED CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2014
(In thousands except share data)
	February 28,	May 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,104	$4,154
Available for sale investments	22,348	15,435
Student receivables — net of allowance of $738 and $1,026 at February 28, 2015 and
May 31, 2014, respectively	4,275	16,532
Other receivables	1,261	291
Income taxes receivable	848	0
Deferred income taxes	1,060	1,688
Prepaid and other current assets	2,313	2,180
Total current assets	48,209	40,280
Total property and equipment - net	37,871	43,258
OTHER ASSETS:
Condominium inventory	377	744
Land held for future development	312	312
Course development — net of accumulated amortization of $2,677 and $2,421 at
February 28, 2015 and May 31, 2014, respectively	853	1,000
Note receivable - tenant improvements	0	1,308
Deposit on property and equipment	0	200
Other	1,195	1,355
Total other assets	2,737	4,919
TOTAL	$88,817	$88,457

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$234	$206
Accounts payable	4,826	3,411
Dividends payable	1,137	1,134
Student accounts payable	616	969
Income taxes payable	0	1,158
Deferred income	519	341
Accrued and other liabilities	5,681	7,347
Total current liabilities	13,013	14,566
DEFERRED INCOME TAXES	4,372	4,168
OTHER LONG-TERM LIABILITIES	6,174	6,431
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,918	12,097
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,254,451 issued and
25,185,841 outstanding as of February 28, 2015; 28,177,827 issued and 25,117,454
outstanding as of May 31, 2014)	3	3
Additional paid-in capital	58,274	59,191
Retained earnings	14,631	11,573
Treasury stock, at cost (3,068,610 shares at February 28, 2015 and 3,060,373
at May 31, 2014)	(19,448)	(19,423)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available
for sale securities	0	(3)
Total National American University Holdings, Inc. stockholders' equity	53,460	51,341
Non-controlling interest	(120)	(146)
Total stockholders' equity	53,340	51,195
TOTAL	$88,817	$88,457

National American University Holdings, Inc. April 1, 2015	Page 7

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended February 28,		Nine Months Ended February 28,
	2015	2014	2015	2014
	(dollars in thousands)
Net Income attributable to the Company	$1,464	$1,117	$6,460	$2,150
(Income) Loss attributable to non-controlling interest	14	10	26	(26)
Interest Income	(17)	(72)	(128)	(122)
Interest Expense	220	168	671	567
Income Taxes	938	710	3,924	1,397
Depreciation and Amortization	1,521	1,611	4,636	4,734

EBITDA	$4,140	$3,544	$15,589	$8,700

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.